EXHIBIT 2.3


                             PLAN OF LIQUIDATION AND
                          DISSOLUTION OF TELIDENT, INC.


         The following Plan of Liquidation and Dissolution (the "Plan") shall effect the complete liquidation and dissolution of Telident, Inc., a Minnesota corporation ("Telident"), in accordance with Section 368(a)(1)(C) of the Internal Revenue Code of 1986, as amended (the "Code") and the Minnesota Business Corporation Act (the "Act").

         1. ADOPTION OF PLAN. The Plan shall become effective upon the approval of the voluntary dissolution of Telident by the affirmative vote of the holders of record of a majority of the shares entitled to vote on the voluntary dissolution at a shareholders' meeting called for such purpose (the "Effective Date").

         2. NOTICE OF INTENT TO DISSOLVE. As soon as possible after the Effective Date, Telident shall file with the Secretary of State for the State of Minnesota a Notice of Intent to Dissolve pursuant to Section 302A.723 of the Act, which shall have the effect specified in the Act.

         3. SALE OF ASSETS. As soon as possible after filing the Notice of Intent to Dissolve, Telident shall consummate the sale of substantially all of Telident's assets to Teltronics, Inc. in exchange for shares of common stock of Teltronics, Inc., on terms satisfactory to Telident's board of directors (the "Board").

         4. PAYMENT OF CREDITORS. After approval and adoption of the Plan and the filing of the Notice of Intent to Dissolve, the Board shall, as soon as possible, ascertain and pay or make provision for the payment of all obligations of and claims against Telident.

         5. DISSOLUTION OF TELIDENT. After paying or making provision for the payment of all obligations of and claims against Telident, Telident shall make one or more pro rata distributions to its shareholders of its remaining assets (the "Liquidating Distribution"). Thereafter, Telident shall be formally dissolved in accordance with the provisions of the Act by filing Articles of Dissolution with the Minnesota Secretary of State.

         6. CANCELLATION OF COMMON STOCK. The Liquidating Distribution shall be in complete redemption and cancellation of all of the outstanding common stock of Telident. The Board may direct that Telident's stock transfer books be closed as of the close of business on the record date fixed by the Board for the first or any subsequent installment of any Liquidating Distribution as the board, in its absolute discretion, may determine (the "Record Date").Thereafter, certificates representing common stock shall not be assignable or transferable on the books of Telident except by will, intestate succession or operation of law. The shareholders shall surrender their Telident stock certificates (or, if so required by the Board in its absolute discretion, furnish indemnity bonds in the case of lost or destroyed certificates) immediately following the Record Date as a condition to their receipt of any Liquidating Distribution.

         7. MISSING SHAREHOLDERS. If any Liquidating Distribution to a shareholder cannot be made, whether because the shareholder cannot be located, has not surrendered a certificate evidencing the common stock of Telident as required hereunder, or for any other reason, then the distribution to which such shareholder is entitled shall be transferred to and deposited with the state official authorized by the laws of the State of Minnesota to receive the proceeds of such distribution. The proceeds of such distribution shall


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thereafter be held solely for the benefit of and for ultimate distribution to such shareholder as the sole equitable owner thereof and shall escheat to the State of Minnesota or be treated as abandoned property in accordance with the laws of the State of Minnesota. In no event shall the proceeds of any such distribution revert to or become the property of Telident.

         8. POWER OF BOARD OF DIRECTORS AND OFFICERS. The Board and the officers of Telident shall have authority to do or authorize any and all acts and things as provided for in the Plan and any and all such further acts and things as they may consider desirable to carry out the purposes of the Plan, including the execution and filing of all such certificates, documents, information returns, tax returns, and other documents which may be necessary or appropriate to implement the Plan. The Board may authorize such variations from or amendments to the provisions of the Plan as may be necessary or appropriate to effectuate the complete liquidation and dissolution of Telident and the distribution of its assets to its shareholders in accordance with the Act and Section 368(a)(1)(C) of the Code.

         9. AMENDMENT. The Plan may be amended by the Board at any time, whether before or after the shareholders' approval of the voluntary dissolution of Telident.

         Adopted this 14th day of February, 2000, by the Board of Directors of Telident.


                                       /s/ Brian D. Wenger
                                       ----------------------------------
                                       Secretary


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